Exhibit 99.1

CONTACTS:
	Media Inquiries:	Investor Inquiries:
	Cindy Eikenberg	(866) 438-3784
	Manager of Public Relations	investor@earthshell.com
EarthShell Corporation
(410) 847-9420
www.earthshell.com

Media Inquiries:
Greg Kalish
Euro RSCG Middleberg
(212) 699-2635
earthshell@middleberg.com

EARTHSHELL® CORPORATION ANNOUNCES Q1 2003 RESULTS

SANTA BARBARA, CA, May 19, 2003 – EarthShell Corporation (Nasdaq: ERTH), innovators of food service packaging designed with the environment in mind, announced today first quarter 2003 financial and operating results for the period ended March 31, 2003.

The first quarter net loss for fiscal year 2003 was $6.8 million, or $0.05 per share, compared to a net loss of $10.2 million, or $0.08 per share, for the first quarter of fiscal year 2002, an improvement of 34% over the prior year period.  The results for the 2003 first quarter included approximately $2.3 million of charges related to a financing transaction in March of 2003 in which the Company extinguished $7.2 million of its prior convertible debentures and raised approximately $11 million of unrestricted net proceeds through the sale of convertible debentures and common stock.  As of March 31, 2003 EarthShell had $7.1 million of unrestricted cash and short-term investments.  The quarter was notable because sales of EarthShell Products are increasing and approximately $135,000 of EarthShell Packaging plates, bowls and foodwraps were sold.   The Company expects the sales of EarthShell packaging by its licensees to expand significantly during the remainder of the year as its licensees bring manufacturing capacity on stream.

“Our improved results compared to the first quarter of last year reflect the continued planned reductions in operating costs due to the completion of key development activities”, said Scott Houston, CFO.  “We expect our basic operating costs to be reduced to approximately $500,000 per month by the end of the second quarter.  The recent financing improves our balance sheet significantly, and combined with continuing planned cost reductions in the second quarter, the Company believes this funding will be sufficient to allow us to generate significant royalty revenue later this year.”

“Our primary efforts for fiscal 2003 will be directed toward supporting our licensees as they continue to build capacity to manufacture, market, distribute and sell EarthShell Packaging.  EarthShell Packaging sales by licensees are the key to establishing the royalty revenue stream that will lead to positive cash flow,” said Vince Truant, President and Chief Operating Officer.

As previously announced, EarthShell will discuss first quarter results via teleconference and webcast during its annual shareholder meeting at 10:00am Pacific Time / 1:00am Eastern Time on June 3, 2003. All callers should dial (913) 981-5519 (no passcode required). A replay will be made available for 48 hours beginning at 4:15pm Pacific Time / 7:15 pm Eastern Time. To access the replay, dial (913) 981-5519 (passcode: 418264). A live audio webcast and replay will also be made available on the EarthShell website at www.earthshell.com/html/investor/index.html.

EarthShell Corporation is a development stage company engaged in the licensing and commercialization of proprietary composite material technology for the manufacture of foodservice disposable packaging, including cups, plates, bowls, hinged-lid containers, and sandwich wraps. In addition to certain environmental characteristics, EarthShell Packaging® is designed to be cost and performance competitive compared to other foodservice packaging materials.

For more information, please visit our web site at www.earthshell.com.

###

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties of other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, those discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recent Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.

EARTHSHELL CORPORATION

(A Development Stage Enterprise)

BALANCE SHEETS

(Unaudited)

	March 31, 2003	December 31, 2002
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,127,335	$111,015
Restricted cash	4,500,000	12,500,000
Prepaid expenses and other current assets	939,618	870,802
Total current assets	12,566,953	13,181,817

PROPERTY AND EQUIPMENT, NET	4,363,534	4,476,174

INVESTMENT IN JOINT VENTURE	242,724	366,012

TOTALS	$17,173,211	$18,024,003

LIABILITIES AND STOCKHOLDERS’ DEFICIT CURRENT LIABILITIES
Accounts payable and accrued expenses	$6,877,882	$7,904,957
Payable to related party	—	578,779
Accrued purchase commitment	3,500,000	3,500,000
Notes payable to related party	—	1,745,000
Convertible debentures (due 2007)	870,711	7,767,953
Total current liabilities	11,248,593	21,496,689

PAYABLE TO RELATED PARTY	513,421	—
WARRANT OBLIGATION	596,230	—
CONVERTIBLE DEBENTURES (due 2006)	8,350,195	—
NOTES PAYABLE TO RELATED PARTY	2,459,909	—
Total liabilities	23,168,348	21,496,689

STOCKHOLDERS’ DEFICIT
Preferred stock, $.01 par value, 10,000,000 shares authorized; 9,170,000 Series A shares designated; no shares issued and as of March 31, 2003 and December 31, 2002	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; 155,744,205 issued and outstandingas of March 31, 2003 and 144,655,641 as of December 31, 2002	1,557,442	1,446,556
Additional paid-in common capital	295,073,625	290,931,330
Deficit accumulated during the development stage	(302,604,667)	(295,833,940)
Accumulated other comprehensive loss	(21,537)	(16,632)

Total stockholders’ deficit	(5,995,137)	(3,472,686)
TOTALS	$17,173,211	$18,024,003

EARTHSHELL CORPORATION

(A Development Stage Enterprise)

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,		November 1, 1992 (inception) through March 31, 2003
	2003	2002

Expenses
Related party research and development	$353,800	$300,000	$70,232,708
Other research and development	1,896,986	6,667,159	136,174,641
Related party general and administrative expenses	(4,074)	(6,111)	2,187,540
Other general and administrative expenses	1,853,702	2,477,474	64,276,387
Depreciation and amortization	112,640	795,353	22,574,070
Related party patent expenses	—	—	8,693,105
Gain on sale of property and equipment	(56,000)	—	(497,413)
Total expenses	4,157,051	10,233,875	303,641,038

Interest income	(39,952)	(21,937)	(10,849,585)
Related party interest expense	75,302	—	4,912,632
Other interest expense	577,767	—	2,566,385
Loss on change in fair value of warrant obligation	196,529	—	196,529
Loss on extinguishment of debentures	1,697,380	—	1,697,380
Debenture conversion costs	105,847	—	426,817
Loss Before Income Taxes	6,769,927	10,211,938	302,591,196

Income Taxes	800	800	13,471
Net Loss	6,770,727	10,212,738	302,604,667
Preferred Dividends	—	—	9,926,703
Net Loss Available To Common Stockholders	$6,770,727	$10,212,738	$312,531,370

Basic And Diluted Loss Per Common Share	$0.05	$0.08	$3.23

Weighted Average Number Of Common Shares	148,307,602	124,377,736	96,776,009

# # #